Exhibit 99.2

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C O R P O R A T E P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, MD, President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies

John Ransom, Raymond James

Larry Solow, CJS Securities

P R E S E N T A T I O N

Operator

Good morning, and welcome to RadNet, Inc. First Quarter 2023 Financial Results Call.

All participants will be in a listen-only mode. (Operator Instructions). Please note, this event is being recorded.

I would now like to turn the conference over to Mark Stolper, Executive Vice President and Chief Financial Officer at RadNet, Inc. Please go ahead.

Mark Stolper

Thank you.

Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s first quarter 2023 results.

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Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated among others are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties, which may cause RadNet’s actual results to differ materially from the statements contained herein.

These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet's Annual Report on Form 10-K for the year ended December 31, 2022.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

With that, I'd like to turn the call over to Dr. Berger.

Dr. Howard Berger

Thank you, Mark.

Good morning, everyone, and thank you for joining us today.

On today's call, Mark and I plan to provide you with highlights from our first quarter 2023 results, give you more insight into factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our company and for dedicating a portion of your day to participate in our conference call this morning.

Let's begin. I am very pleased with our performance in the first quarter. It was the strongest first quarter in our company's history with record revenue and EBITDA. Relative to last year's first quarter, our core imaging center segment revenue increased 13.9% and imaging center EBITDA increased 26.2% from last year's first quarter. This strong performance resulted in improved EBITDA margins increasing from 12.2% in the first quarter of 2022 to 13.6% in the first quarter of 2023, an improvement of 140 basis points. This improvement was the combination of strong volumes, careful management of expenses, and an improving labor market.

With respect to volumes, we are experiencing heavy demand in virtually all of our markets. Aggregate procedural volumes increased 14.0% and same center procedural volumes increased 9.3% compared with the first quarter of 2022. This performance is the result of a combination of several factors. First, the aging and growing population in our markets is driving increasing utilization for diagnostic imaging services. As people age, we rely on diagnostic imaging with greater frequency. On average, for example, senior and Medicare patients utilize imaging two to three times more frequently than patients under the age of 65. As baby boomers continue to age and life expectancy continues to increase, we expect this utilization trend to continue.

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Second, technology in our industry continues to evolve and improve, creating additional medical indications for ordering diagnostic imaging procedures. Advances in MRI technology and post-processing software have shortened scanning times and improved image quality. New contrast materials and radioactive pharmaceuticals are driving novel applications such as PMSA or prostate-specific membrane antigen, PET scans, and Alzheimer's imaging.

Lastly, and perhaps most significant, we are benefiting from a shift in sight of care. More and more outpatient volumes are being shifted from hospital-based facilities towards free-standing outpatient facilities where the cost to patients and the insurance companies are substantially less. Not only is the cost lower, but we strongly believe the quality and the patient experience is improved in well-run outpatient facilities like the ones we operate. We do not see an end in sight to these industry trends that are driving procedural volumes and believe that these trends will continue to help drive our consistent same-store performance for years to come.

On the labor front, we are experiencing some stability and improvement. We have been more successful in filling open positions and have been reducing our reliance on expensive temporary staffing services and overtime hours of our existing team members. While attracting new talent and retaining our existing employee base remains challenging, we are no longer being plagued by service interruptions from staffing issues like those we faced for most of last year. We have seen a 12% reduction in open positions since the end of the fourth quarter of last year.

While hiring and retaining technologists remains our biggest challenge, we have been refining and increasing our visibility in the marketplace by repositioning our brand, utilizing our scale and the industry leadership to better leverage partnerships with local trade schools and colleges, and have been adjusting compensation practices to meet the demands of the marketplace.

We are engaging in direct mailing campaigns, partnering with accrediting bodies to identify qualified candidates, hosting open houses and hiring events, and instituting incentives such as referral payments inside and on bonuses. There has been no magic formula for success. However, these grassroot efforts are slowly paying dividends.

As a result of the strong performance in this year's first quarter and the confidence we are feeling from the remainder of the year, we have elected to increase key financial guidance levels for 2023. Though we remain vigilant about the economic environment, labor shortages, supply chain disruptions, inflation, and COVID-19, we are executing on opportunities to expand operations in all of our markets, both organically and through new acquisitions and joint ventures, resulting in what we believe will be stronger results for the year than originally projected. Mark in his prepared remarks will review the increases we've made to our revenue and EBITDA guidance levels upon releasing our financial results this morning.

Twenty twenty-three will also be a year of reinvestment in our business to accelerate future growth. We currently have 13 de novo facilities in various stages of development, which will open for operations in the second half of 2023 and throughout 2024. These facilities are located in markets where we have patient backlogs, require additional capacity or in locations where we currently lack access points to service identified patient populations. Six of these de novo facilities are scheduled to open in the second half of 2023 and early 2024, and another seven facilities should be producing revenue in the second half of next year. While these projects are requiring us to make capital investments above our normal spending, we are confident that these centers will be material contributors to our long-term performance and growth.

We continue to grow our hospital and health system joint venture business. Currently, 121 of our 363 centers or 33% are held within health system partnerships. Our partners are some of the strongest and most successful systems in our geographies. Partners include RWJBarnabas, MemorialCare, Dignity Health, LifeBridge, University of Maryland Medical System, Adventist, Cedars-Sinai and others. These and other health systems are seeking solutions for long-term strategies around outpatient imaging and have recognized that cost effective and efficient free-standing centers will continue to capture market share from hospitals as payers and patients migrate their site of care towards lower cost high quality solutions.

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We are in the process of expanding our joint venture business with both existing as well as new health systems. We expect that by year end, our joint venture centers could represent closer to 40% of our total center count, and we believe that we could reach 50% in the coming years. Our hospital and health system partners have been instrumental in increasing our procedural volumes through influence on their physician partners to send patients into our jointly owned centers, which we otherwise might not have seen. Additionally, our joint venture partners are helpful in providing support if needed in establishing long-term equitable outpatient reimbursement rates for our services.

We continue to make progress with our artificial intelligence initiatives. Our Enhanced Breast Cancer Diagnostic Program in mammography offering continues its rollout within our East Coast markets. We are refining the program as we learn from our early rollouts. We are testing different levels of pricing, various service offerings, new marketing collateral, and local market sales and marketing strategies. While there is much work to be done to optimize the program, we are experiencing positive results.

We are identifying cancers that otherwise would not have been found until at later stages and more advanced stages. Since the inception of the EBCD program, we have diagnosed over 300 breast cancers that without the intervention of artificial intelligence would have gone undetected. Detecting cancer sooner allows for better patient outcomes through earlier treatment and intervention, and reduces cost to the healthcare delivery system.

Furthermore, we are reducing callback rates for patients through the use of artificial intelligence by being more definitive with the initial screening exam. This saves time and money for our patients and their insurance companies and enables our radiologists to be more efficient as well as reducing stress on our patients. We are currently experiencing approximately 20% adoption rate from our mammography screening patients and believe we will see greater uptake as we get better at communicating and marketing the benefits to our patients and their referring physicians.

The recognition our centers are receiving from offering this unique program has benefited our local branding and distinguished our quality from our competitive centers who do not offer similar capabilities. We expect to see an increase in this business throughout the remainder of 2023 and into 2024 and look forward to providing updates each quarter with our progress.

Consistent with our efforts throughout the pandemic, we continued to carefully manage our liquidity and financial leverage. Despite having front-loaded capital expenditures in the first quarter, which included liberal spending to fund our de novo centers in development at first quarter’s end excluding the losses in our artificial intelligence reporting segment, our leverage was 3.4 times net debt to trailing 12 months EBITDA.

Our liquidity also remained strong. We ended the first quarter with $90.8 million of cash and we were undrawn on our $195 million revolving credit facility. Our day sale outstanding at March, 2023 was 35.6 days, which we believe to be one of the best in the industry. While we are committed to growing and expanding our business, we will also continue to follow a methodical and disciplined approach to managing our financial leverage. Our low leverage, lower cost of capital, and strong liquidity relative to many other industry operators position us to capitalize on acquisition opportunities.

With the significant rise in interest rates over the past 12 months, along with the challenging labor market, there are many struggling operators in our industry. Some of these operators will be unable to compete for acquisitions that may arise, while others may be targets of consolidation themselves. We remain patient and disciplined in our approach to acquisition, focused first on our core markets where we bring unique synergies and cost savings.

While we are interested in expanding our geographic reach with larger platform acquisitions and new geographies, those acquisitions must come with scale, have a path to organic growth and be actionable without causing our leverage to increase materially.

At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our first quarter 2023 performance. When he is finished, I will make some closing remarks.

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Mark Stolper

Thank you, Howard.

I'm now going to briefly review our first quarter 2023 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements as well as provide some insights into some of the metrics that drove our first quarter performance. I will also provide an update to our 2023 financial guidance levels, which were released in conjunction with our 2022 year-end results in March.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributed to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I'd now like to review our first quarter 2023 results. For the first quarter of 2023, RadNet reported revenue from its imaging center reporting segment of $388.4 million and Adjusted EBITDA, excluding losses from the AI reporting segment of $52.7 million. Revenue increased $47.3 million or 13.9% and Adjusted EBITDA excluding losses from the AI reporting segment increased $10.9 million or 26.2%. Including our AI reporting segment, revenue of $2.1 million, revenue was $390.6 million in the first quarter of 2023, an increase of 14.3% from $341.8 million in last year's first quarter.

Unadjusted for AI reporting segment Adjusted EBITDA losses of $4.5 million in the first quarter of 2023 and $3.6 million in the first quarter of 2022, Adjusted EBITDA for the first quarter of 2023 was $48.2 million as compared with $38.1 million in the first quarter of last year.

Net loss for the first quarter of 2023 was $21 million as compared with diluted net income of $3 million for the first quarter of ‘22. Net loss per share for the first quarter of 2023 was negative $0.36 compared with a diluted net income per share of $0.05 in the first quarter of 2022. Based upon a weighted average number of diluted shares outstanding of 57.7 million shares in 2023 and 56.4 million shares in 2022.

There were a number of unusual or one-time items impacting the first quarter, including the following: $4.1 million of non-cash loss from interest rate swaps; $959,000 expense related to leases for our de novo facilities under construction that have yet to open their operations; $1.6 million of non-cash increase to contingent consideration related to completed acquisitions; $719,000 expense related to the revaluation of holdbacks related to completed acquisitions, and $7.6 million of net pre-tax expenses related to our AI division.

Adjusting for the above items, adjusted loss from imaging center reporting segment was $4.7 million, and diluted adjusted loss per share was negative $0.08 during the first quarter of ‘23. This compares with adjusted loss from imaging center operations reporting segment of $7.6 million and diluted adjusted loss per share of negative $0.13 during the first quarter of 2022.

Also, affecting net income in the first quarter of 2023 were certain non-cash expenses and unusual items, including the following: $12.2 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $134,000 of severance paid in connection with headcount reductions related to cost savings initiatives, and $746,000 of non-cash amortization of deferred financing costs and loan discounts related to financing fees paid as part of our existing credit facilities.

For the first quarter of 2023, as compared with the prior year's first quarter, MRI volume increased 16.7%, CT volume increased 16.8%, and PET/CT volume increased 20.9%. Overall volume, taking into account routine imaging exams inclusive of X-ray, ultrasound, mammography, and all other exams increased 14% over the prior year's first quarter.

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On a same-center basis, including only those centers which were part of RadNet for both the first quarters of 2023 and 2022. MRI volume increased 11.9%. CT volume increased 10.6% and PET/CT volume increased 20.5%. Overall same-center volume, taking into account routine imaging exams inclusive of X-ray, ultrasound, mammography and other exams increased 9.3% over the prior year same quarter.

In the first quarter of 2023, we performed 2,504,635 total procedures. The procedures were consistent with our multi-modality approach, whereby 75.5% of all the work we did by volume was from routine imaging. Our procedures in the first quarter of 2023 were as follows: 369,556 MRIs as compared with 316,784 MRIs in the first quarter of 2022; 229,379 CTs as compared with 196,461 CTs in the first quarter of 2022; 14,126 PET/CTs as compared with 11,683 PET/CTs in the first quarter of ‘22 and 1,891,574 routine imaging exams compared with 1,672,257 of all these exams in the first quarter of 2022.

Overall GAAP interest expense for the first quarter of 2023 was $15.7 million. This compares with GAAP interest expense in the first quarter of 2022 of $11.6 million. The higher interest expense resulted from an almost 500 basis point increase on our unswapped debt exposure as well as the additional debt we have at our NJIN, New Jersey Imaging Network joint venture from its refinancing transaction last year.

With regards to our balance sheet, as of March 31, 2023, unadjusted for bond and term loan discounts, we had $789.2 million of net debt, which is our total debt at par value less our cash balance. This compares with $693.8 million of net debt at March 31, 2022. Note that this debt balance includes New Jersey Imaging Network's debt of $148.1 million for which RadNet is neither a borrower nor guarantor. As of March 31, 2023, we were undrawn on our $195 million revolving line of credit and had a cash balance of $90.8 million.

At March 31, 2023, our accounts receivable balance was $176.4 million, an increase of $10 million from year-end 2022. The increase in accounts receivable is mainly the result of the increase in our procedural volumes and revenue, particularly during the second half of March, as well as the normal first quarter effect on cash collections from the resetting of patient deductibles each year in January.

Our days sales outstanding or DSO remains near the lowest levels of our company's history at 35.6 days at March 31, 2023. Through March 31, 2023, we had capital expenditures, net of proceeds of the sale of imaging equipment of $75.7 million. This total includes $19.8 million spent under capital leases and the remainder spent in cash. Additionally, the total includes approximately $38 million spent to purchase imaging equipment already in service, which we were renting on operating leases. Note that each year we front load the majority of our capital decisions into the first part of the year. CapEx is disproportionately higher in the first half of the year.

At this time, I'd like to update and revise our 2023 financial guidance levels, which we released in conjunction with our fourth quarter and year-end 2022 results. We amend our previously announced guidance levels as follows: for revenue, we increase both the low end and the top end of our guidance level by $25 million to $1.550 billion to $1.600 billion; for Adjusted EBITDA, we increase the bottom and the top ends of our previously announced guidance ranges by $5 million to $225 million to $235 million; for capital expenditures, we're increasing our low end and high-end ranges by $5 million to $110 million to $120 million for the year; for cash paid for interest, we're increasing the low and high ends of our range by $10 million to $45 million to $50 million; and for free cash flow generation, we're decreasing our guidance ranges at the low end and the high end by $5 million to $65 million to $70 million. For our artificial intelligence segment, our guidance levels remain unchanged.

We've increased our guidance ranges for revenue and Adjusted EBITDA to reflect the first quarter's strong financial results as compared with our original budget. Though we remain vigilant about the economic environment, supply chain disruptions, inflation, and the possibility of further variants of COVID-19, we have opportunities to expand our operations in all of our markets, both organically and through new acquisitions and joint ventures.

We are also increasing our guidance levels for cash interest expense and capital expenditures to account for both the rising cost of interest on that portion of our debt, which is not subject to our interest rate swaps, and to fund the completion of certain of our de novo facilities scheduled to open during the remainder of 2023 and the first half of 2024.

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With respect to Medicare reimbursement for 2023, there's nothing to report at this time. As is typical each year, we are expecting CMS to release a preliminary rate schedule sometime in June or July. At which time we will analyze CMS’s proposal and our industry’s lobbying group, the Association for Quality Imaging, will provide CMS our industry's feedback.

At the time of our second quarter financial results call, we will be in a position to comment on CMS's proposal and its impact, if any, upon RadNet’s future results.

I'd now like to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger

Thank you, Mark.

As we move towards the midpoint of 2023, we are excited about the initiatives we have for the remainder of the year. The demand for diagnostic imaging is greater than ever. Technology embedded in state-of-the-art imaging equipment continues to improve. Contrast materials and radioactive pharmaceuticals for PET scanning are being advanced. Significant progress has been made in post-processing software. These factors and others are driving increased clinical indications for ordering diagnostic imaging procedures.

As a result, our centers are extremely busy and we are pursuing expansion opportunities in all of our core markets through a focus on same-center performance, de novo centers, health system partnerships and tuck-in acquisitions.

To meet the heavy demand for our services, we are investing substantial capital to continue construction of de novo facilities in core markets. Our acquisition pipeline remains active for tuck-in acquisitions in our core markets, and we are in various stages with new potential health system partnerships as well as expanding existing joint ventures.

In addition, we are advancing our AI strategy and now have algorithms to address three of the top four most prevalent cancers. We expect to have tools that lower the cost and increase the accuracy and early detection of cancer diagnosis in a form that can be created to influence widespread population health initiatives. While this artificial intelligence can serve to lower our costs of delivering our services, more importantly, artificial intelligence could create substantial new revenue streams for our company. We have already begun deploying our breast artificial intelligence and anticipate accelerating its growth for the remainder of 2023.

Furthermore, in addition to this clinically focused artificial intelligence, we believe artificial intelligence could have a material impact in almost every facet of our business processes in the areas such as patient scheduling, clinical reporting, medical coding, sales, marketing and workflow improvement with the adoption of Generative AI through ChatGPT algorithms.

In conclusion, we are excited and enthusiastic about the opportunities that lie ahead for RadNet, and we look forward to updating you further in the coming quarters regarding our progress.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

Thank you. (Operator Instructions). Our first question comes from Brian Tanquilut with Jefferies. Please go ahead.

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Brian Tanquilut

Hey, good morning, guys. Congrats on a really, really solid quarter. I guess, Mark, I'll start or maybe for Howard too, volumes are obviously strong. I see the strength also specifically in advanced imaging. Is this the proof that side of service shift is really accelerating now? I know, Howard, you said that this is something that you expect will continue. Maybe without going to like a long-term guidance situation, any color, any way you want us to be thinking about kind of like how we should be modeling organic growth maybe on a two-to-three-year horizon? Thanks.

Dr. Howard Berger

Good morning, Brian. Thank you. Yes, I think that part of the significant increase that we had in our first quarter volume, while it's due to many factors, given the conversations that we're having with payors, we see a definite and more active effort on the part of virtually every commercial payor trying to shift business away from hospitals.

I might add that I don't think this is just an issue about reimbursement differences. I think it's also the preference of patients who prefer the more stable and less complicated environment of outpatient imaging centers to enhance a patient experience. I think patients are becoming more aware of the difference both in the quality of service as well as the cost, which is being made abundantly clear by the commercial payors. I think what portion of increases from that, I don't know. I think this is a slow process because it still requires interaction with the referring physicians who by and large control for the most part, where patients are directed for their outpatient imaging.

But clearly, these efforts on the part of commercial payors through plan design initiatives, which we're seeing more and more to encourage the patients into outpatient centers is being accelerated. I expect this process to continue for quite some time, both because it'll be a slow process, as one that is almost inexorable. I think the continued growth of our joint venture strategy with our hospital systems is indicative of the fact that they recognize that this is an inevitable change, and by partnering with RadNet, they provide themselves an outpatient strategy to at least benefit from that transition of those services, as well as bringing them into an environment, which has better cost controls on managing these patients rather than in hospital settings.

Mark Stolper

I would just add to that, Brian, that it's not only just the payors—the differential in pricing and the plan design that the payors are instituting that might have different copays for hospital-based imaging versus freestanding outpatient imaging. But they're also doing it through preauthorization processes where today, most utilization is managed either internally with preauthorization processes at the payors or through third-party services such as radiology benefit managers. Once the preauthorization occurs, they are directing the patients to the lower cost sites of care, meaning the freestanding centers and the patients also—we've heard a lot of anecdotal stories from patients about how appreciative they are in coming into the outpatient settings because many of them—and more and more over the last five, 10 years, many more patients have elected to go into higher deductible programs.

When the patients themselves are shouldering more of the burden of their healthcare costs, they really experience the benefit of coming into outpatient freestanding settings where the cost could be anywhere between half the price and a quarter of the price. The patients are over time—and this is part of the slow process that Dr. Berger just mentioned—the patients are getting educated over time as to the differential in the pricing discrepancy just as much as the payors have been become educated on that.

Brian Tanquilut

Got it. Then maybe shifting to AI, obviously, a key emerging part of your story. Maybe Howard, if you can give us some color or updates on where things stand. I know you've had some announcements and some FDA approvals recently. But also, in your prepared remarks, you touched on business processes, and that's kind of new to me. Any color or any updates you can share would be great? Thank you.

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Dr. Howard Berger

Well, good question, Brian. I think I'll touch on it somewhat in this close call—earnings call. But we'll have more to say about it in the very near future. But it's clear that artificial intelligence is on everybody's lips and minds these days. I think despite the fact that maybe there are some aspects about artificial intelligence that people are concerned and leery about inside healthcare and particularly in the imaging space, I see it as an evolutionary development in the delivery of radiology and imaging services.

Really it falls into two different categories that we’re broaching. One which we've already made substantial progress in, and that is clinical applications, particularly in the field of cancer screening with breast, lung, and prostate for which we believe much like mammography, there will be screening tools for these three cancers that will be used far more regularly in the future as we and others roll out opportunities for both men and women to get these tests and diagnose cancer at an earlier stage, which ultimately leads to a better outcome for the patients as well as the healthcare system.

As we noted recently, we had another FDA approval in our prostate screening tool to their 3.0 level software. The significance of that is that it's now ready for a better adoption by our radiologists to improve their accuracy and workflow. We are working aggressively on that inside of RadNet where we do more prostate MRI scanning than any other organization in the country, and which as we showed you in our results are MRI and PET/CT volume have increased dramatically primarily as a result of the increased prostate screening and detection tools.

But in addition to that, this lays the framework for us to advance the prostate tool much as we have with breast and which we are doing with lung into a screening tool for men and women who want to come in and test for early high-risk patients for both prostate and lung cancer. I think you can—and we'll see a lot more from that, both in terms of the development as well as the adoption of these tools as they roll out to our patients in our regions.

But the other side, which we now are getting equally excited about is really generative artificial intelligence. It appears to us that there isn't anything that we do on the operational side that couldn't be improved with the adoption of Generative AI and otherwise known as—for this discussion at least as ChatGPT—whether it is scheduling of patients or reporting tools, coding, workflow, sales and marketing, every part of what we do could be improved by artificial intelligence. I think as we'll be talking about in the later part of the second quarter here, we will be positioning ourselves to take advantage of what we've been doing for the last 15 years in developing our own internal information systems and expanding those onto new platforms that not only are far more efficient in their use, but then will be adopting some of these new tools to improve our workflows and processes, which in and of itself will help us address some of the workflow as well as labor shortages that we have.

This is a big focus of the Company, which, as I mentioned, we hope they have more information about later in the quarter, and one that is very exciting, not only for us, but what it could represent for the entirety of the radiology and imaging community.

Mark Stolper

Yes. On that front, Brian, we just got some very good news this morning that the U.S. Preventive Services Task Force, which advises CMS and other payors are now recommending that mammography should start at the age of 40. They had come out with a pretty controversial decision in 2009 to recommend that women over the age of 50 should start getting mammography exams.

This is a big deal because we think that—well, what they're saying is that this could lower the mortality for breast cancer by over 20% by recommending that women age 40 and over get their annual screenings. I think it's going to obviously be very positive for our business and for the industry.

Brian Tanquilut

Awesome. Thanks, guys, and congrats again.

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Operator

Next question comes from John Ransom with Raymond James. Please go ahead.

John Ransom

Hey, good morning. I just wanted to probe a little bit on your guidance for the rest of the year. It seemed like you didn't really raise your EBITDA outlook for the next three quarters. Should we think about that as conservatism? Or is there something factoring into the algorithm that we haven't thought about in our model?

Dr. Howard Berger

I think it's conservative, John. We are very pleased with our first quarter results. Part of those results were helped by less weather-related issues in the Northeast and mid-Atlantic that we generally experience. I think before we become more aggressive, we want to see what the second quarter looks like, which is one that is generally not challenged by weather conditions. We felt prudent to show upward direction, both on the revenue side and on the EBITDA side and feel that if we can continue the trends that we've seen here in the first quarter, I believe we can look forward to continuing to increase our guidance at the end of this second quarter.

Mark Stolper

I'll add, we are seeing the same strength in April that we experienced in the first quarter. We're pretty optimistic and upbeat.

John Ransom

Great. The second question I have is just trying to find a correlation—maybe it does or doesn't exist. I know most of what you do is diagnostic, but it's hard not to notice that your jump in revenue starting in the fourth quarter and continuing, also, correlated with the big upsurge in first quarter across the board with surgeries, particularly orthopedic surgeries. Is there a line we can draw all the parts of tailwinds and volume? Do you think the uptick in people just getting screened for orthopedic and other surgeries is also helping your volume story?

Dr. Howard Berger

Well, I think if anything, John, that may be more a reflection of post-COVID return to normal. As you're probably aware, elective surgeries were put off throughout the past three years and many people delayed getting elective surgeries, particularly orthopedic surgeries, which generally tend not to be as urgent as some others. I think now that people are returning back to more normal physician visitation, more active, whether it’s through sports or other activities that got somewhat curtailed, I think we're seeing the after effects of that. We would expect that volume to continue to increase.

I might say that there is more and more reliance on, particularly for sports injuries and orthopedic issues, more and more reliance on MRI scanning. As the quality of the MRI scans improve, as well as the scanning time shortened for better patient experience, we're finding more and more people are willing to undergo these procedures which have become very small in the total cost of care for orthopedic conditions.

John Ransom

Just a ballpark. I mean, for every 100 scans that you do across all your modalities, approximately what percent of those would you say are kind of pre-surgical scans versus just routine or ongoing diagnostic scans like the breast cancer scans?

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Dr. Howard Berger

Well, in the case—if you're talking about advanced imaging and in particular MRI scanning, I would say that the preponderance of what we do are neurologic and musculoskeletal applications. Probably, I'm going to say about 80% of what we do falls into one of those two categories. The rest of the MRI scanning, which comprises maybe perhaps 20% is for the rest of the body. Of that 80% that is either neurological or musculoskeletal related, I'm going to guess that it's probably two-thirds musculoskeletal and one-third neuro application. It is a huge part of the industry in terms of its overall value in the treatment of musculoskeletal problems.

John Ransom

Okay. I'm probably looking for a problem that doesn't exist, but has this uptick in utilization pressured any of your capitation economics in California?

Dr. Howard Berger

No. Our capitation contracts are something we negotiate regularly and are a reflection of utilization. Capitation is really as much as anything else, a form of payment that makes it easier, both for our contracted parties and ourselves to reduce billing costs and whatnot. But as utilization increases, that cost eventually gets passed on to our capitation party. It may lag a little behind, and I think there's more—we're more aggressive about it now than we used to be and we're having very good success in those conversations.

John Ransom

A couple more kind of model stuff. Exactly as we think, let's just pick fourth quarter, for example. How should we think about the core labor inflation once you sort of have lapsed your catch-up payments for lack of a better word? How are you thinking about your core labor inflation once we get through the full reset?

Dr. Howard Berger

Well, we've built into our modeling, John, an increased cost of our labor expense as it relates to our employees, both physician and non-physician. What we're hoping for is, even though we've built in the continued cost of using temporary agencies and some overtime, we hope that the improved labor conditions that will allow us to fill open positions will—and even if those come at higher costs, which we believe they will, we will have some offset of that to the lowering our costs and dependence on overtime and temporary agencies. We've built that in and in our first quarter model, we were pretty accurate with our prediction of our employee expense costs.

Mark Stolper

Yes. We…

John Ransom

I guess what I'm getting at, should we think about like maybe a mid-single digit kind of underlying core inflation rate asking all the puts and takes with temp staffing? Or we're just looking for a number there?

Dr. Howard Berger

I would—as it relates to employees and salaries, John? Is that what you mean?

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John Ransom

Yes.

Dr. Howard Berger

Yes, I think that's reasonable. But again, we very much hope because we've built into our model continued use of temporary agencies. We hope that is somewhat offset, but I think that kind of increase is certainly reasonable.

John Ransom

I know there's probably not one answer here, but let's say we again look same-store—if you were to do say, 5% to 7% growth in underlying volume, what's the variable cost associated? I know it's probably a stair step and depends on the capacity of the individual center, but we're just trying to think about the operating leverage fixed versus variable. Because you really haven't operated at this level of volume growth before. I don't know that we have a real roadmap.

Dr. Howard Berger

Yes. It's a good question and one that we continue to wrestle with all the time because of increased costs that were experienced that we did in the past. What I would point you towards, which we're very pleased with, is the significant improvement in our margin in the first quarter where we went from 12.2% to 13.6% in our EBITDA margin. We do have significantly higher costs in our first quarter, as most companies do related to employee expenses and from withholding and other benefits as well as most of our bonuses for the year are expensed in our first quarter. That number will go down.

We're confident that we can continue to improve our margins. But I will tell you that I believe part of the improvement in margins we're hoping can come from increasing in our reimbursement rates, which we're actively pursuing in every market that we're in. I think some of these increased costs are just a fact of life for every business today. But I think we have tools to offset that and I'll harken back to the comments I made about artificial intelligence, which I think can have both improvement in our efficiencies with our radiologists and our patient throughput as well as attacking and approaching virtually every aspect of our business through algorithms related to Generative AI.

John Ransom

Great. Thanks so much.

Dr. Howard Berger

Thank you, John.

Mark Stolper

Thanks, John.

Operator

Next question comes from Larry Solow with CJS Securities. Please go ahead.

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Larry Solow

Great. Thanks. Good morning, and congrats on a good start to the year. Just a few follow-ups, I guess on the margin question for starters. How much does mix—and I realize it's probably a slow improvement, but obviously mix and turn to much higher margin advanced imaging including rapid growth and PET/CT in the last couple quarters—how much does that play into margin? Maybe over time—I know it's been pretty slow improvement over the last few years, but could that potentially pick up as especially like this PET/CT, which is growing really rapidly continues to drive more of your revenue contributions?

Dr. Howard Berger

Hi Larry, and welcome to the family.

Larry Solow

Very appreciate it.

Dr. Howard Berger

I think we have to look at this in a couple of different ways. When we talk about mix, there's two—and I think you're talking about modality mix...

Larry Solow

Correct.

Dr. Howard Berger

Versus payor mix, right?

Larry Solow

Correct.

Dr. Howard Berger

Okay. Because payor mix has remained pretty stable for a long time with us. I think you're right that the modality mix is shifting. But even if there's an increase in some of these exams like the PET/CT huge increase that we saw particularly related to prostate screening and scanning, it still represents a relatively small percentage of our total volume. I think, Mark, correct me if I'm wrong, it's maybe...

Mark Stolper

It's under 1%.

Dr. Howard Berger

Under 1%...

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Mark Stolper

Representing about 5% to 6% of our revenue.

Dr. Howard Berger

Yes. That will also be a slow adoption. The margins on that are higher to be sure, but we see opportunities there, not just from what we're doing today, but what we expect to do tomorrow. We're hopeful that the Alzheimer's adoption, which we believe is a great tool, not necessarily for just diagnosing Alzheimer's, but monitoring the treatment of the new drugs, which all seem to have potential neurologic and primarily brain impact, but we see those as increasing.

To that end, we have upgraded a substantial number and will continue to upgrade a substantial number of our PET/CT scanners, both to improve the quality, but more importantly and much like we're seeing with CT and MRI, the new equipment and new software that can be adapted to these has had a substantial improvement in scanning time. What we may wind up seeing is that the shift is not so much because we're getting a lot more demand, but we're able to access our backlogs by improving our throughput on our equipment with the investment that—the capital investment we're making in hardware and software to shorten scan times and to improve the image quality.

Both of those in and of itself could have a significant impact on our margins, given the fact that the relative cost of our overhead remains pretty flat as we can improve our patient throughput. I think it's a very dynamic issue that we'll continue to monitor and given some early results of how effective it has been to reduce the scan time, particularly with MRI, we have accelerated some of the software, which are relatively nominal costs to us, relative to the total cost of an MRI system for greater adoption in the second half of this year.

Larry Solow

Got it. Appreciate all that color. Then just a second question, just a follow-up on the Enhanced Breast Cancer Detection. You mentioned you're refining that program a little bit, some new pricing. Can you just give us a little—an update on where you stand there? I think if I'm not mistaken, I believe you guys are charging $50 to $60 per patient there. Can you also just—I think you mentioned 20% sort of penetration at the centers you're now offering this at. Can you sort of just update where we stand there? Is it just on the East Coast today and when do you expect to have it across your centers?

Dr. Howard Berger

Yes. Thanks for the question, Larry.

Larry Solow

Sure.

Dr. Howard Berger

We have intentionally delayed rollout to really get a sense of what we need to do to make this new technology and this clinical tool, if you will. I want to emphasize that it's a clinical tool and not just an artificial intelligence tool because it involves utilizing our radiologists to look at the results of artificial intelligence and compare it with their initial reading and make certain that everybody gets a sense of what the most accurate diagnosis at that moment and time should be.

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As a result, we're finding that by looking at focus groups, looking at various comments back from the patients that we see, that this is not something that everybody is just going to come in and adopt, given that there's an educational process to this that we have found both for the patients as well as their referring physicians. We've intentionally delayed the rollout. We might be a little bit behind that. We currently have it rolled out in about 80% of our markets on the East Coast. Two of our biggest opportunities we've—for the rollout on the East Coast, we've delayed based on some initial feedback here.

We think that the price point on this is somewhere between $60 and $75 that patients who enroll in it are very comfortable with. Actually, some are surprised that we're not charging more. I think part of what we're also doing is trying to provide other tools in this early Breast Cancer Detection that will further enhance the risk assessment that patients have for getting cancer well before it may even be diagnosed by artificial intelligence. We're excited about this, the announcement today that the U.S. Public Service Task Force has finally lowered the recommendation for when women begin getting their screening mamos from 50 to 40.

The importance of that is that that's what a lot of the commercial payors have adopted. They're clearly going to change and now put an emphasis on this. There's 20 million women between that age group that now should be getting their mammography—some of which already have. I don't want to say that it's been that black and white. But clearly, now as it gets adopted into the health plans and preventative health for our patients, we expect that an increase, a substantial increase in our mammography screening business and therefore greater adoption of artificial intelligence and clinical tools for assessing early Breast Cancer Detection.

I can't emphasize enough of how valuable and how important that is and I'll emphasize something that we've talked about. When breast cancer is diagnosed in the earliest stages, however, you want to find it, Stage 0 or Stage 1, there's a 99% five-year survival rate. Effectively, if everybody that should be getting mammography screening was getting it, nobody would die from breast cancer because it's not a fatal disease, if it's caught early. It's one of those things that modern medicine with its diagnostic tools is whether its treatment tools has had an enormous impact and should have an even greater one going into the future with the adoption of artificial intelligence.

We think we're on the cusp of something that not only will be, I think, very transformative for breast cancer, but also for prostate and lung cancer. It's getting everybody on board with the value that these tools can provide that ultimately will lead to a better outcome for all the stakeholders in the healthcare system.

Larry Solow

Got it. Great. I appreciate that. Then just lastly on the—just on de novos. Can you just clarify? I think you had 15 de novos, I think, lined up, right? Two I think opened last late in ’22 and then you have still the six and then of the remaining 13, six respect to open, I guess more like back half of this year, early next year, and then the remaining seven in ‘24. Is that right?

Dr. Howard Berger

Yes. That's right, Larry.

Larry Solow

Okay. Feels like I thought it was a little bit—I thought some expect to open up a little bit earlier this year. Regardless, I guess your guidance hasn't changed. This is probably not a bad thing. But is it a little bit slower the ramp of these or maybe I was just missing something?

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Dr. Howard Berger

Yes. Everything has become more complicated.

Larry Solow

A little slower. Sure.

Dr. Howard Berger

Post-COVID, most of the building departments in virtually every market that we're in have reduced staff or are slower to turn around permits, slower to get inspections. Unfortunately, some of the projects have been delayed. But that won't deter us. We're actually looking beyond 2024 at other de novos that we're going to start talking about and become actionable primarily because this is taking us longer than we anticipated and the need for greater capacity to scan not only the cases that are being asked of us today, but as we increase screening for various cancers and increase the amount of business there, we don't want to let what should be a fundamental shift in the treatment—diagnosis and ultimately treatment of cancer be delayed because there isn't enough capacity of equipment and personnel. These are things that we're actively looking at every day.

Larry Solow

Got it. Great. I appreciate all that. Thanks so much.

Dr. Howard Berger

Thanks, Larry.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Dr. Howard Berger for any closing remarks.

Dr. Howard Berger

Again, I would like to take the opportunity to thank all of our shareholders for their continued support, and the employees of RadNet for their dedication and hard work. Management will continue to do its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders.

We eagerly look forward to our next call where we believe we'll have more information about the continued success and growth of the Company as it exists now, as well as other opportunities to have a substantial impact, not only in radiology, but in healthcare. Wishing you all a good day.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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